Exhibit 99.1

Financial Report

October - December 2010

Sales:	$1,907 million
Operating margin:	12.7%
Operating cash flow:	$326 million
EPS:	$1.89

(Stockholm, February 1, 2011) – – – For the three-month period ended December 31, 2010, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – once again reported record results.

Operating income improved to $243 million, income before taxes to $231 million, net income to $179 million and earnings per share assuming dilution to $1.89. Gross margin amounted to 22.2% and operating margin to 12.7%.

Operational cash flow of $326 million and $245 million before financing were also new record highs.

Net sales increased by 14% to $1,907 million with the organic sales portion growing at a rate of 12% compared to a growth rate of 9% for global light vehicle production (LVP).

For the first quarter of 2011, the Company expects its consolidated net sales to rise by around 20% compared to the same quarter in 2010, with the organic sales portion growing by more than 10%. The current indication is that consolidated sales could increase by more than 10% for the full year 2011 with the organic sales portion growing by around 6%. An operating margin of at least 11.5% is expected for both the first quarter and the full year.

An earnings conference call will be held at 3:00 p.m. (CET) today Tuesday, February 1. The webcast and the tele-conference number can be accessed at our web site, www.autoliv.com.

Fourth quarter 2010

Market Overview Fourth Quarter

During the three-month period October - December 2010, global light vehicle production (LVP) is estimated by IHS (CSM) to have increased by 9% compared to the same quarter 2009. This was nearly 9 percentage points better than expected at the beginning of the quarter. LVP in the Triad (i.e. North America, Europe and Japan), where Autoliv generates slightly more than 75% of its consolidated sales, is estimated to have risen by 3%.

In Europe, where Autoliv generates approximately 35% of its revenues, LVP increased by more than 6% from the fourth quarter 2009 compared to an expected decline of 4%. In Western Europe, LVP increased by 1% and by 20% in Eastern Europe. This LVP mix was unfavorable for the automotive safety market since vehicles in Eastern Europe tend to have less safety systems than the overall average for European vehicles.

In North America, which accounts for almost 30% of revenues, LVP recovered by 8% from a very low level in 2009. The increase was 5 percentage points higher than expected. Production of passenger cars declined by 2%, while production of light trucks increased by 17%. General Motors (GM), Chrysler and Ford increased their production by 14%, 10% and 3%, respectively. Asian and European vehicle manufacturers increased their North American production at an average rate of 7%.

In Japan, which accounts for slightly more than 10% of Autoliv’s sales, LVP declined by 9% due to the fact that governmental “eco-friendly car incentives” where phased out in September.

In the Rest of the World (RoW), which accounts for nearly 25% of sales, LVP grew by 16%, which was 12 percentage points higher than expected. This was primarily due to a 17% growth in China, 13 percentage points better than expected. In addition, LVP grew by 17% in South Korea, by 25% in India and by 28% in Thailand.

Consolidated Sales

Consolidated sales rose by 14% to $1,907 million. Acquisitions added nearly 9%. The effect of three more production days in the first quarter reversed and had a negative impact in the fourth quarter of slightly more than 5%. Currency effects had a negative impact of 1%. Consequently, organic sales (non-U.S. GAAP measure, see table) increased by 12% as guided. Our guidance was based primarily on Autoliv’s call-offs from customers.

Sales in China were better than expected.

GM, Ford, Daimler, Chinese vehicle manufacturers (OEMs), Mitsubishi and BMW contributed the most to the growth in the Company’s revenues. The highest organic sales growth rates were recorded in sales to Chinese customers, Mitsubishi, GM, Daimler, Chrysler and BMW.

Sales by Product

Sales of airbag products (including steering wheels and electronics) rose by 17% to $1,281 million. Acquisitions increased sales by 10%, while the production day and currency effects had a negative impact of 5% and 1%, respectively. Consequently, organic sales of airbag products grew by 13%, which was 10 percentage points higher than the increase in LVP in the Triad (i.e. the main market for airbags). Autoliv’s strong performance was due to a favorable vehicle mix with GM, Ford, Chinese OEMs and Chrysler, and to strong sales in Japan.

Sales of seatbelt products (including seat sub-systems) increased by 9% to $626 million. Acquisitions added 6%. Sales were reduced by 5% by the production day effect and by 1% by currency effects. Consequently, organic sales of seatbelt products rose by 9%, which was in line with global LVP. GM, Honda, Mercedes and the Chinese customers contributed the most to the growth.

Sales by Region

Sales from Autoliv’s European companies decreased by 6% to $717 million primarily due to negative currency effects. Acquisitions increased sales by less than 1%. The production day effect reduced sales by slightly more than 5%. Organic sales growth of 5% was 1 percentage point below the LVP growth in Europe, mainly due to slower LVP growth in the important West European market and the expiration of certain contracts. This was partially offset by strong demand for vehicles with high safety content such as Mercedes’ C-class; BMW’s 5-series and Opel’s new Astra.

Sales from Autoliv’s North American companies increased by nearly 24% to $522 million. Acquisitions added slightly more than 9% and currency effects added slightly more than 1% due to a stronger Mexican peso. The production day effect reduced sales by 5%. Organic sales growth of 19% was more than twice as much as the 8% increase in North American LVP. Autoliv’s better-than-market performance was primarily due to a favorable mix. Significant contributors to Autoliv’s sales performance were Chevrolet’s Cruze and Silverado; GMC’s Sierra; Ford’s Edge, E-series, F-series Super Duty and Crown Victoria; Chrysler’s Grand Cherokee, Minivan Town & Country and Dodge Durango.

Sales from Autoliv’s companies in Japan increased by 13% to $206 million, including positive currency effects of 8% and a negative production day effect of slightly more than 5%. Organic sales growth of 11% compares favorably with the 9% drop in Japanese LVP. Autoliv’s sales were driven by Mitsubishi’s new RVR/ASX; Honda’s CRV and CRZ; Mazda’s 6 and CX; and Lexus LX, RX and new CT. Sales were also driven by new programs for Daewoo and Hyundai-Kia in Korea, as well as by SUVs, premium cars and other vehicles for the North American and West European export markets.

Sales from Autoliv’s companies in the Rest of the World (RoW) jumped by 49% to $462 million. Acquisitions added 32% and currency effects 3%. The production day effect reduced sales by slightly more than 5%. The organic sales increase of 19% was 3 percentage points higher than the increase in the region’s LVP. Autoliv’s strong performance reflects organic sales increases of 43% in China where LVP grew by 17%. Autoliv’s growth was driven by Geely, Great Wall and Chery, as well as by Volkswagen’s Golf; Nissan’s Qashqai; BMW’s 5-series; and Mercedes’ E-class.

Fourth quarter 2010

Earnings Fourth Quarter

For the fourth quarter 2010, Autoliv reported record quarterly gross profit, operating income, income before taxes, net income and earnings per share. These all-time-high results reflect our ongoing restructuring efforts and rapid growth in emerging markets.

Gross profit improved by $80 million or 23% to $423 million from the fourth quarter 2009 despite a negative impact of approximately $13 million from higher raw material prices. Gross margin improved to 22.2% from 20.4%. The margin improvement reflects higher sales (especially in the RoW and of products with above-average gross margin), as well as the positive result of our restructuring efforts. The gross margin was the third highest ever.

Operating income improved by $133 million to $243 million due to the gross profit increase of $80 million and $70 million lower restructuring charges. These positive effects were partially offset by $15 million higher gross Research, Development and Engineering (RD&E) expense partially due to higher investments in active safety. However, engineering income was $8 million higher than in the fourth quarter 2009. As a result, R,D&E expense, net declined to 4.6% of sales from 4.8%. Selling, General & Administrative (SG&A) expense rose by $11 million but was unchanged 4.6% of sales. Operating margin improved to 12.7% from 6.6%. The prior year included a 4.2 percentage point negative impact from restructuring costs of $71 million. The operating margin of 12.7% was the same as in the record-high second quarter 2010.

Income before taxes improved also by $133 million as the operating income, to $231 million. Interest expense, net was unchanged at $12 million.

Net income attributable to controlling interest improved by $116 million to $177 million from the fourth quarter 2009. Income tax expense was $52 million, which resulted in an effective tax rate of 22.5%. Discrete tax items and a favorable catch-up effect reduced the effective tax rate by 5.8 percentage points. In the fourth quarter 2009, income tax expense was $34 million with an effective tax rate of 35%.

Earnings per share rose by $1.21 to $1.89, assuming dilution, due to higher pre-tax income and a lower effective tax rate, partially offset by 4% more shares outstanding. The weighted average number of shares outstanding, assuming dilution, increased to 93.7 million from 90.0 million for the same quarter 2009.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $326 million, which was $15 million more than the previous highest quarter (second quarter 2007) despite $15 million for restructuring payments. During the fourth quarter 2009, cash flow from operations was $249 million.

Cash flow before financing (non-U.S. GAAP measure, see enclosed table) amounted to $245 million. This was $15 million more than in the previous highest quarter (second quarter 2007). Cash flow before financing was $66 million more than during the same quarter 2009 which was effected by acquisitions of $34 million. Capital expenditures, net of $82 million were $14 million more than depreciation and amortization and $42 million more than capital expenditures during the same quarter 2009.

The Company has the policy that operating working capital (non-U.S. GAAP measure, see enclosed table) in relation to last 12-month sales should not exceed 10%. This ratio declined to 5.4% from 6.7% on September 30, 2010. Of this 1.3 percentage point decrease, 1.2 points were due to less receivables.

Days receivables outstanding decreased to 66 days on December 31 from 74 days at the end of September but increased from 59 days a year ago. Days inventory outstanding decreased during the quarter to 31 days from 33 at the end of September, but was unchanged compared to prior year.

Due to the strong cash flow, the Company’s net debt (non-U.S. GAAP measure, see table) declined by $211 million to $127 million at the end of the quarter despite dividend payments of $31 million and restructuring payments of $15 million. Gross interest-bearing debt was reduced by $111 million to $725 million at the end of the quarter.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. The Company’s leverage ratio was 0.1 times on December 31, while the interest coverage ratio was 14.1 times. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net (including cost related to extinguishment of debt). Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. The net debt to capitalization ratio declined to 4% from 11% at the end of the previous quarter.

Total equity improved by $132 million to $2,939 million mainly due to net income of $179 million and common stock incentives of $20 million. This was partially offset by a $36 million accrual for the declared dividend to be paid in the first quarter 2011, unfavorable currency effects of $22 million and changes in pension liabilities of $10 million. Total parent shareholders’ equity was $2,927 million corresponding to $32.89 per share.

Recent Launches

•	Dodge’s new Durango; Steering wheel, driver airbag, passenger airbag, side airbags, inflatable curtains and safety electronics.

•	Ford’s new Explorer; Driver airbag, steering wheel and safety electronics.

•	Hyundai’s new ix20; Steering wheel, driver airbag, passenger airbag, side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics.

•	Lexus’ new CT; Side airbags and inflatable curtains.

•	Nissan’s new Serena; Passenger airbag, side airbags, inflatable curtains and seatbelts with pretensioners.

•	Toyota’s new Ractis/Verso; Seatbelts.

Full Year 2010

Market Overview Full Year 2010

During the 12-month period January - December 2010, light vehicle production (LVP) increased by 25% globally and by 22% in the Triad.

In Europe, LVP increased by 15%. In Western Europe, the increase was 12% and in Eastern Europe 24%.

In North America, LVP bounced back by 39%. This was primarily due to GM, Ford and Chrysler increasing their LVP by 43%. Asian and European vehicle manufacturers increased their LVP in North America by 34%.

In Japan, LVP increased by 19%, partially due to governmental incentives for “eco-friendly cars” that boosted the first nine months.

In the Rest of the World (RoW) LVP increased by 27% mainly driven by China where LVP grew by 30%.

Consolidated Sales

For the full year 2010, consolidated sales increased by 40% to $7,171 million. Acquisitions added 9%. Consequently, organic sales rose by 31%, which was 6 percentage points higher than the increase in global LVP.

Sales of airbag products rose by 46% to $4,807 million, including 12 percentage points from acquisitions. The organic sales increase of 34% was 12 percentage points higher than the LVP increase in the Triad.

Sales of seatbelt products rose by 30% to $2,364 million. Acquisitions added 5% and currency effects nearly 1%. Organic sales growth of 24% was virtually in line with global LVP.

Sales from Autoliv’s European companies increased by 8% to $2,741 million. Currency effects had a negative impact of 4%, while acquisitions had a favorable impact of 1%. Therefore, organic sales increased by 11%, virtually in line with the recovery of 12% in West European LVP.

Sales from Autoliv’s North American companies jumped by 73% to $2,054 million. Acquisitions added 16% and currency effects 2%. The organic sales increase of 55% was 16 percentage points higher than the increase in North American LVP. This was mainly due to new business for Ford, Chrysler and GM.

Sales from Autoliv’s companies in Japan jumped by 58% to $791 million, including favorable currency effects of nearly 7%. Organic sales growth of 52% was 33 percentage points higher than the Japanese LVP increase thanks to higher market share and a sharper recovery in the production of vehicles with higher safety content than for low-end vehicles.

Sales from Autoliv’s companies in the RoW jumped by 77% to $1,585 million, including favorable currency effects of 5% and acquisitions of 30%. The organic sales increase of 42% was 15 percentage points higher than the growth in the region’s LVP, mainly due to launches and a favorable LVP mix in China.

Full-Year Earnings 2010

Gross profit increased by $744 million to $1,592 million and gross margin to 22.2% from 16.6% due to higher sales and savings effects from our restructuring activities.

Operating income improved by $800 million to $869 million and operating margin to 12.1% from 1.3%. Restructuring charges of $21 million (i.e. 0.3% of sales) were $112 million lower than in 2009 when restructuring charges reduced the margin by 2.6 percentage points.

Income before taxes increased by $800 million, in line with operating income, to $806 million. Interest expense, net was reduced by $11 million due to lower net debt and an accelerated exchange of equity units in the second quarter. These favorable effects were offset by $12 million in debt extinguishment costs related to the equity unit exchange in the second quarter.

Net income attributable to controlling interest improved by $581 million to $591 million. Income tax expense was $210 million, which resulted in an effective tax rate of 26.1%. Favorable discrete tax items of $18 million reduced the effective tax rate by 2.2 percentage points. For 2009, income taxes were a benefit of $7 million.

Earnings per share, assuming dilution, improved by $6.27 to $6.39 due to higher net income which was partially offset by 9% more shares outstanding. The average number of shares outstanding increased to 92.4 million, primarily as a result of the sale of treasury shares in March 2009, the exchange of 2.3 million equity units in 2010 and an increased dilutive effect from the remaining equity units. The higher number of shares outstanding had a 60 cent negative effect on earnings per share.

Cash Flow and Balance Sheet

Operations generated $924 million in cash and $627 million before financing compared to $493 million and $335 million, respectively, during 2009. Capital expenditures, net amounted to $224 million and depreciation and amortization to $282 million compared to last year’s $130 million and $314 million, respectively.

Thanks to the strong cash flow and the exchange of equity units in the second quarter, net debt was reduced by 81% or $535 million to $127 million from December 31, 2009 despite total acquisition payments during 2010 of $141 million, restructuring payments of $66 million and dividend payments of $58 million during 2010. Gross interest-bearing debt was reduced by $414 million. Net debt to capitalization was 4% compared to 21% at the beginning of the year.

Total equity increased by $503 million mainly as a result of the $595 million net income, a $57 million effect of the equity unit exchange and $35 million for stock incentives. These increases were offset primarily by $93 million for dividends, $53 million from acquiring non-controlling interests, $30 million for negative currency effects and $8 million for a change in pension liabilities.

Return on total equity was 22% and return on capital employed 28%.

Q4 – Report 2010

Headcount

Total headcount (permanent employees and temporary personnel) increased by 500 during the quarter to 43,300 and by 5,400 during the full year. Of the increase during the year, 800 were due to acquisitions. Headcount declined during the quarter in high-cost countries by 300 and increased in low-cost countries by 800.

Of total headcount, 63% are in low-cost countries, 70% are direct workers in manufacturing and 20% are temporary personnel. A year ago, these figures were 60%, 68% and 20%, respectively.

Outlook

The latest forecasts from IHS indicate a 6% increase in global LVP for the first quarter 2011 compared to the same quarter 2010. In Western Europe LVP is expected to increase by less than 2%, in the Rest of the World (RoW) by 6% and in North America by 15%. For the full year 2011, global LVP is expected to increase by 5% due to North America and RoW which both are expected to increase their LVP by 8% while West European LVP is expected to increase by only 1%. LVP in Japan is expected to decline by 3-4%, both in the quarter and during the full year.

Based primarily on our customer call-offs, organic sales for the first quarter are expected to grow by more than 10%. Acquisitions are expected to add 6% and currency effects 2%, provided that the mid-January exchange rates prevail. Consequently, consolidated sales are expected to increase by around 20%.

For the full year 2011, the indication is that Autoliv’s organic sales are expected to grow by 6%, based on the most recent production plans from IHS. Acquisitions are expected to add 2% and currency effects 3%. This would indicate a consolidated sales increase of more than 10% for the full year 2011.

An operating margin of at least 11.5% is expected for both the first quarter and for the full year 2011.

The projected effective tax rate is estimated to be around 29%.

Other Significant Events

•

Both the quarter and the full year 2010 have been impacted by acquisitions. The most significant acquisitions are Delphi’s Occupant Protection Systems (OPS) business where the largest assets were acquired near the end of 2009 and in March 2010. These acquisitions add total annualized sales of approximately $570 million.

•

Recently we have experienced quality issues, including GM recalling some 130,000 vehicles. Following this, GM has informed us that they will award us new business only when specific conditions have been met. We are committed to meeting these conditions as quickly as possible.

•

Autoliv has started the expansion of its Chinese electronics plant in Shanghai. The 4,000 square meters (43,000 Sq. feet) area expansion will allow us to increase Autoliv’s manufacturing capacity for electronics by 50% in China and by 15% globally.

•

The construction has begun of an airbag inflator plant in Brazil, where frontal airbags will become mandated by law in all new light vehicles sold from 2014. The new plant will have a floor space of 2,100 square meters (22,600 Sq. feet) and increase Autoliv’s global inflator manufacturing capacity by roughly 7%.

•	Four customers, including Hyundai-Kia, have already announced that they have selected Autoliv for their 2010 “Supplier of the Year Awards”.

Dividend

As previously announced, the Company has decided to increase once again the quarterly dividend to shareholders. This time the dividend was increased by 14%, which follows upon an increase of 17% in the latest dividend announcement. The new dividend will be 40 cents per share which will be paid on Thursday, March 3, 2011 to shareholders of record on February 3. The ex-date, when the shares will trade without the right to the dividend, will be February 1, 2011.

As a result of this increase, the total dividend paid is expected to be $36 million, 16% higher than the highest amount paid before the crisis.

Annual General Meeting of Stockholders

The 2011 Annual General Meeting of Stockholders will be held in Chicago on May 10. Holders of record at the close of business on March 14, 2011 are entitled to be present and vote at the Meeting. A Notice of Internet Availability of Proxy Material is expected to be mailed to shareholders in late March.

Next Report

Autoliv intends to publish its results for the first quarter 2011 on Wednesday, April 20, 2011.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new contracts, product liability, warranty and recall claims and other litigation, and customer reactions thereto, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, tax assessments, dependence on customers and suppliers, as well as the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recent quarterly Report on Form 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q4 – Report 2010

KEY RATIOS

	Quarter October-December		Full year
	2010	2009	2010	2009
Earnings per share, basic	$2.01	$0.72	$6.77	$0.12
Earnings per share, diluted 1)	$1.89	$0.68	$6.39	$0.12
Total parent shareholders’ equity per share	32.89	28.06	32.89	28.06
Cash dividend paid per share	0.35	—	0.65	0.21
Operating working capital, $ in millions 2)	388	335	388	335
Capital employed, $ in millions 3)	3,066	3,098	3,066	3,098
Net debt, $ in millions 2)	127	662	127	662
Net debt to capitalization, % 4)	4	21	4	21

Gross margin, % 5)	22.2	20.4	22.2	16.6
Operating margin, % 6)	12.7	6.6	12.1	1.3

Return on total equity, % 7)	24.9	10.6	22.3	0.5
Return on capital employed, % 8)	31.5	13.9	28.2	2.2

Average no. of shares in millions 1)	93.7	90.0	92.4	84.5
No. of shares at period-end in millions 9)	89.0	85.1	89.0	85.1
No. of employees at period-end	34,590	30,228	34,590	30,228
Headcount at period-end10)	43,325	37,877	43,325	37,877
Days receivables outstanding 11)	66	59	69	75
Days inventory outstanding 12)	31	31	32	40

1) Assuming dilution and net of treasury shares. 2) Non-GAAP measure; for reconciliation see enclosed tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income relative to sales. 7) Net income relative to average total equity. 8) Operating income and equity in earnings of affiliates, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Includes temporary hourly workers. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share data)

	Quarter October - December		Full year
	2010	2009	2010	2009
Net sales
- Airbag products	$1,281.3	$1,098.9	$4,807.2	$3,298.5
- Seatbelt products	626.1	575.8	2,363.4	1,822.2

Total net sales	1,907.4	1,674.7	7,170.6	5,120.7

Cost of sales	(1,484.6)	(1,332.3)	(5,578.5)	(4,272.8)

Gross profit	422.8	342.4	1,592.1	847.9

Selling, general & administrative expenses	(88.3)	(77.7)	(327.2)	(299.8)
Research, development & engineering expenses, net	(87.4)	(80.5)	(361.3)	(322.4)
Amortization of intangibles	(4.2)	(5.8)	(18.0)	(23.1)
Other income (expense), net	(0.3)	(68.5)	(16.4)	(133.7)

Operating income	242.6	109.9	869.2	68.9

Equity in earnings of affiliates, net of tax	1.8	0.4	5.5	3.8
Interest income	0.9	1.4	3.4	5.9
Interest expense	(13.0)	(13.9)	(54.3)	(68.2)
Loss on extinguishment of debt	(0.2)	—	(12.3)	—
Other financial items, net	(1.3)	(0.1)	(6.0)	(4.9)

Income before income taxes	230.8	97.7	805.5	5.5

Income tax (expense)/benefit	(52.0)	(34.2)	(210.0)	7.1

Net income	$178.8	$63.5	$595.5	$12.6

Less; Net income attributable to non-controlling interest	1.3	2.2	4.9	2.6
Net income attributable to controlling interest	$177.5	$61.3	$590.6	$10.0

Earnings per share 1)	$1.89	$0.68	$6.39	$0.12

1) Assuming dilution and net of treasury shares.

Q4 – Report 2010

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31 2010	September 30 2010	June 30 2010	March 31 2010	December 31 2009
Assets
Cash & cash equivalents	$587.7	$487.2	$459.4	$302.3	$472.7
Receivables, net	1,367.6	1,453.1	1,358.9	1,315.4	1,053.1
Inventories, net	561.7	564.3	505.7	510.0	489.0
Other current assets	171.6	166.9	131.5	161.3	164.8

Total current assets	2,688.6	2,671.5	2,455.5	2,289.0	2,179.6

Property, plant & equipment, net	1,025.8	1,016.8	962.1	1,012.2	1,041.8
Investments and other non-current assets	228.1	226.2	227.6	228.9	235.5
Goodwill assets	1,612.3	1,615.1	1,601.2	1,610.1	1,614.4
Intangible assets, net	109.7	114.0	117.3	122.2	114.3

Total assets	$5,664.5	$5,643.6	$5,363.7	$5,262.4	$5,185.6

Liabilities and equity
Short-term debt	$87.1	$156.2	$169.6	$134.5	$318.6
Accounts payable	1,003.1	981.1	948.4	873.0	771.7
Other current liabilities	744.3	774.1	675.7	691.0	603.2

Total current liabilities	1,834.5	1,911.4	1,793.7	1,698.5	1,693.5

Long-term debt	637.7	680.0	708.8	792.5	820.7
Pension liability	136.0	118.3	113.4	113.5	109.2
Other non-current liabilities	117.1	126.8	126.3	124.4	126.2

Total non-current liabilities	890.8	925.1	948.5	1,030.4	1,056.1

Total parent shareholders’ equity	2,927.3	2,798.0	2,617.6	2,494.0	2,388.2
Non-controlling interest	11.9	9.1	3.9	39.5	47.8

Total equity	2,939.2	2,807.1	2,621.5	2,533.5	2,436.0

Total liabilities and equity	$5,664.5	$5,643.6	$5,363.7	$5,262.4	$5,185.6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter October-December		Full year
	2010	2009	2010	2009
Net income	$178.8	$63.5	$595.5	$12.6
Depreciation and amortization	68.0	86.5	281.7	314.3
Other, net	19.0	(45.9)	57.7	(41.5)
Changes in operating assets and liabilities	60.5	144.9	(10.5)	207.2

Net cash provided by operating activities	326.3	249.0	924.4	492.6

Capital expenditures, net	(82.3)	(40.8)	(224.4)	(130.4)
Acquisitions of businesses and other, net	0.7	(29.2)	(72.8)	(26.9)

Net cash used in investing activities	(81.6)	(70.0)	(297.2)	(157.3)

Net cash before financing 1)	244.7	179.0	627.2	335.3

Net increase (decrease) in short-term debt	(97.9)	219.4	(278.6)	17.1
Issuance of long-term debt	19.8	31.0	19.8	595.4
Repayments and other changes in long-term debt	(55.2)	(382.9)	(170.8)	(1,203.7)
Dividends paid	(31.1)	—	(57.7)	(14.8)
Cash paid for extinguishment of debt	—	—	(8.3)	—
Common stock issue, net	—	—	—	236.8
Common stock options exercised	16.0	0.1	29.2	0.8
Acquisition of subsidiary shares from non-controlling interest	—	—	(63.7)	(4.6)
Other, net	1.2	(0.1)	1.2	(3.1)
Effect of exchange rate changes on cash	3.0	(3.4)	16.7	24.9

Increase (decrease) in cash and cash equivalents	100.5	43.1	115.0	(15.9)

Cash and cash equivalents at period-start	487.2	429.6	472.7	488.6

Cash and cash equivalents at period-end	$587.7	$472.7	$587.7	$472.7

1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q4 – Report 2010

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S.GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S.GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S.GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	December 31 2010	September 30 2010	June 30 2010	March 31 2010	December 31 2009
Total current assets	$2,688.6	$2,671.5	$2,455.5	$2,289.0	$2,179.6
Total current liabilities	(1,834.5)	(1,911.4)	(1,793.7)	(1,698.5)	(1,693.5)

Working capital	854.1	760.1	661.8	590.5	486.1
Cash and cash equivalents	(587.7)	(487.2)	(459.4)	(302.3)	(472.7)
Short-term debt	87.1	156.2	169.6	134.5	318.6
Derivative asset and liability, current	(0.7)	6.9	7.7	2.8	3.4
Dividends payable	35.6	31.0	25.6	—	—

Operating working capital	$388.4	$467.0	$405.3	$425.5	$335.4

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt. By adjusting for DRD, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD reported in other balance sheet captions.

	December 31 2010	September 30 2010	June 30 2010	March 31 2010	December 31 2009
Short-term debt	$87.1	$156.2	$169.6	$134.5	$318.6
Long-term debt	637.7	680.0	708.8	792.5	820.7

Total debt	724.8	836.2	878.4	927.0	1,139.3
Cash and cash equivalents	(587.7)	(487.2)	(459.4)	(302.3)	(472.7)
Debt-related derivatives	(10.0)	(11.2)	(2.2)	(5.4)	(4.5)

Net debt	$127.1	$337.8	$416.8	$619.3	$662.1

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliations below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter October - December

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	4.9	$37.5	18.5	$77.8	10.9	$19.9	18.8	$58.2	11.6	$193.4
Production days	(5.4)	(41.3)	(5.4)	(22.8)	(5.4)	(9.9)	(5.4)	(16.8)	(5.4)	(90.8)
Currency effects	(6.0)	(45.7)	1.4	5.9	7.8	14.2	3.5	10.8	(0.9)	(14.8)
Acquisitions/divestitures	0.6	4.9	9.4	39.7	—	—	32.4	100.3	8.6	144.9

Reported change	(5.9)	$(44.6)	23.9	$100.6	13.3	$24.2	49.3	$152.5	13.9	$232.7

Full year 2010

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	11.0	$278.9	54.6	$650.0	51.7	$257.9	41.9	$375.5	30.5	$1,562.3
Currency effects	(3.5)	(88.4)	1.6	19.5	6.7	33.6	5.1	46.2	0.2	10.9
Acquisitions/divestitures	0.7	16.4	16.3	194.0	—	—	29.7	266.3	9.3	476.7

Reported change	8.2	$206.9	72.5	$863.5	58.4	$291.5	76.7	$688.0	40.0	$2,049.9